McGladrey & Pullen
Certified Public Accountants

McGladrey & Pullen, LLP
100 N. Charles Street, Suite 1300
Baltimore, Maryland 21201
O 410-727-5341 F 410-727-1936
www.mcgladrey.com

May 9, 2007

To the Board of Directors
Fortress International Group, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post Effective Amendment No. 1 to Registration Statement (No.333-123054) on Form S-3 and Form S-8 of Fortress International Group, Inc. of our report dated March 27, 2007 relating to our audit of the combined financial statements of Vortech, LLC and VTC, LLC, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in such Prospectus.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
Baltimore, Maryland

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.